                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ONEIDA LTD.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                  ONEIDA LTD.
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     ONEIDA
                         ONEIDA LTD., ONEIDA, NY 13421

  WILLIAM D. MATTHEWS
 Chairman of the Board
 Chief Executive Officer

                                                                  April 26, 1996

To Our Stockholders:

  You are cordially invited to attend Oneida Ltd.'s 115th Annual Meeting on May 29, 1996.

  Details regarding time and place as well as the matters which will be considered at the meeting are described in the accompanying Notice and Proxy Statement.

  We hope that you can attend. However, whether or not you plan to attend, please sign and date the enclosed proxy card and return it promptly in the postpaid envelope we have provided. This will enable you to vote on the business to be transacted, whether or not you attend the meeting.

                                          Sincerely,

                                          /s/ William D. Matthews

                                  ONEIDA LTD.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 29, 1996

                               ----------------

Notice is Hereby Given that the Annual Meeting of Stockholders of ONEIDA LTD. will be held in the Big Hall of the Mansion House at Kenwood in the City of Oneida, New York, on May 29, 1996 at 2 p.m. for the following purposes:

  (a) to elect four directors for a three-year term and one director for a one-year term and until their respective successors shall be elected and qualify;

  (b) to consider and vote upon a proposal to approve the appointment of Coopers & Lybrand as independent auditors for the fiscal year ending January 25, 1997; and

  (c) to transact such other business as may properly come before the meeting or any adjournment of it.

  Only holders of Common Stock of record at the close of business on April 19, 1996 are entitled to notice of or to vote at the meeting.

                                          By Order of the Board of Directors

                                           /s/ Catherine H. Suttmeier

                                           CATHERINE H. SUTTMEIER
                                                                   Secretary

Oneida, New York
April 26, 1996

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE SO YOUR STOCK CAN BE VOTED IN ACCORDANCE WITH THE TERMS OF THE PROXY STATEMENT.

                                   ONEIDA LTD.
                             ONEIDA, NEW YORK 13421

                               ----------------

                                PROXY STATEMENT

  The solicitation of the enclosed proxy is made by the Board of Directors of Oneida Ltd. (the "Corporation"), which will bear the cost of the solicitation. Regular employees of the Corporation may solicit proxies personally or by telephone. Expenses, including out-of-pocket expenses and charges which may be incurred or made by nominees or custodians solicited in obtaining authorization from their principals to execute proxies, will be borne by the Corporation. The Corporation has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from banks, brokers and nominees for an estimated fee of $4,500.

  Proxies and proxy soliciting material were first mailed to stockholders on or about April 26, 1996.

  Only holders of Common Stock of the Corporation of record as of the close of business April 19, 1996 are entitled to vote at the Annual Meeting. As of that date, there were outstanding 11,034,642 shares of Common Stock. Each share is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary for a quorum at the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists the only stockholders known to the Corporation to be beneficial owners of more than five percent of the Corporation's Common Stock as of December 31, 1995.

                                                                 PERCENTAGE OF
                                                                TOTAL NUMBER OF
                   NAME AND ADDRESS                 NUMBER OF     OUTSTANDING
                 OF BENEFICIAL OWNERS              SHARES OWNED     SHARES
                 --------------------              ------------ ---------------
     Chase Manhattan Bank, N.A....................  1,777,117        16.1%
     Trustee for the Benefit of the Oneida Ltd.
     Employee Stock Ownership Plan
     P.O. Box 1412
     Rochester, NY 14603(1)
     National Rural Electric Cooperative Associa-     812,060         7.3%
     tion.........................................
     Retirement and Security Program
     1800 Massachusetts Avenue, N.W.
     Washington, D.C. 20036(2)
     Sanford C. Bernstein & Co., Inc. ............    721,600         6.6%
     One State Street Plaza
     New York, NY 1004(3)
     David L. Babson & Co., Inc. .................    548,000           5%
     One Memorial Drive
     Cambridge, MA 02142-1300(4)

- --------
(1) On June 8, 1987, the Corporation established an Employee Stock Ownership Plan for the benefit of its Oneida Ltd. employees. The individual employee participants have sole voting power for the shares. The Corporation is the named fiduciary and administrator of the plan, and a committee appointed by the Board of Directors has sole dispositive power with regard to the shares, except that the individual employee participants have dispositive powers with regard to the shares in the event of a tender offer or any other offer or option to buy or exchange a significant number of shares in the trust. Chase Manhattan Bank, N.A., as trustee for the plan, has no discretionary power over the shares.

(2) The Corporation has received copies of a Schedule 13G filed with the Securities and Exchange Commission by the National Rural Electric Cooperative Association Retirement and Security Program reporting beneficial ownership. This stockholder is described in the Schedule as an "Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974, or Endowment Fund."

(3) The Corporation has received copies of a Schedule 13G filed with the Securities and Exchange Commission by Sanford C. Bernstein & Co., Inc. reporting beneficial ownership. The stockholder is described in the Schedule as an "Investment Advisor/Broker Dealer."

(4) The Corporation has received copies of a Schedule 13G filed with the Securities and Exchange Commission by David L. Babson & Co., Inc. reporting beneficial ownership. The stockholder is described in the Schedule as an "Investment Advisor."

                       ACTION TO BE TAKEN UNDER THE PROXY

  Unless the giver of the proxy directs otherwise, the shares represented by the accompanying proxy will be voted (a) for the election of four directors for a three-year term and one director for a one-year term; and (b) for the proposal to approve the appointment of Coopers & Lybrand as independent auditors. In each case where the giver of a proxy has directed that the proxy be voted otherwise, it will be voted according to the direction given. As to any other business which properly comes before the meeting or any adjournment of it, the persons acting under the proxy intend to vote according to their judgment. Management is not aware of any such other matters of business.

                              REVOCATION OF PROXY

  Anyone who gives a proxy may still vote in person. The giver may revoke the proxy at any time before it has been exercised. In this event, written notice of revocation should be filed with the Secretary of the Corporation.

                     SIGNATURES ON PROXIES IN CERTAIN CASES

  If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or administrator, whose title should follow the signature. If a stockholder is a corporation, the enclosed proxy should be signed by an executive officer, whose title should be indicated.

                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

  The Corporation's Board of Directors is divided into two classes of four directors and one class of three directors, each serving staggered three-year terms. At the 1996 Annual Meeting, the stockholders are being asked to elect one director for a one-year term expiring at the 1997 Annual Meeting and four directors for a three-year term expiring at the 1999 Annual Meeting. An affirmative vote of the majority of shareholders present in person or by proxy is necessary for the election of these directors.

  Two nominees, Glenn B. Kelsey and Raymond T. Schuler, are members of the present Board of Directors and were elected to three-year terms in 1993. Robert
F. Allen and Edward W. Duffy, who also were elected to three-year terms in 1993, are retiring at the expiration of their present term. Whitney D. Pidot and William M. Tuck have been nominated to fill these positions. Mr. Pidot is a partner in the corporate practice department and member of the senior policy committee of the Shearman & Sterling law firm in New York City. Mr. Tuck is president of the Crouse-Hinds Division of Cooper Industries, Inc.

  Gary L. Moreau, who was a member of the class of directors whose term expires in 1997, resigned in January, and Peter J. Kallet was elected by the Board to fill that position. Mr. Kallet is nominated to be elected to fill the remainder of that term.

  Each nominee has consented to being named in this Proxy Statement and to serve if elected. The Management has no reason to believe that any of the nominees will be unable or unwilling to serve. Should any nominee named in the table become unable or unwilling to accept nomination or election as a director, the persons acting under the proxy intend to vote for the election in his stead of such other person as the Management may recommend.

  In addition to information regarding the nominees and directors, the following table and footnotes show the amount and percent of equity securities of the Corporation beneficially owned, directly or indirectly, by each nominee, director or named executive officer and all directors and officers as a group. These individuals have sole voting and investment power with respect to such securities except as set forth in the footnotes to the table.

 NAME, PRINCIPAL OCCUPATION AND                                      SHARES OF
   SELECTED OTHER INFORMATION                                       COMMON STOCK
CONCERNING NOMINEES AND DIRECTORS                                BENEFICIALLY OWNED
      AND CERTAIN OFFICERS                                         MARCH 29, 1996
- ---------------------------------                                ------------------

               NOMINEE FOR A ONE-YEAR TERM EXPIRING MAY 28, 1997

PETER J. KALLET (a)...........     President and                       23,668(1)
Age 49                             Chief Operating Officer
Mr. Kallet was elected to the above position in 1996. He previously served as
Senior Vice President and General Manager of the Oneida Foodservice Division.


              NOMINEES FOR A THREE-YEAR TERM EXPIRING MAY 26, 1999

GLENN B. KELSEY (a)...........     Executive Vice President and        35,829(1)
Director since 1989, Age 44        Chief Financial Officer
Mr. Kelsey was elected to the above position in 1996. He previously served as
President of Oneida's Foodservice Division.
WHITNEY D. PIDOT..............     Partner, Shearman & Sterling         1,000
Age 52                             Attorneys, New York
Mr. Pidot has held the above position for more than the past five years. Shearman
& Sterling has served as counsel to the Corporation for more than the past five years.
RAYMOND T. SCHULER (b) (c)....     Former Vice Chairman,                2,724
Director since 1988, Age 66        President and Chief
                                   Executive Officer, The
                                   Business Council of
                                   New York State, Inc.
Mr. Schuler served as the founding President and the Chief Executive Officer of the Business Council of New York State since its inception in 1980 and prior to that was the President and Chief Executive Officer of Associated Industries of New
York State. He also served under Governors Rockefeller, Wilson and Carey as the
Commissioner of the New York State Department of Transportation. Mr. Schuler is a
director of Consolidated Rail Corporation.
WILLIAM M. TUCK ..............     President, Crouse-Hinds                200
Age 60                             Division of Cooper
                                   Industries, Inc.
Mr. Tuck has held the above position for more than the past five years.

 NAME, PRINCIPAL OCCUPATION AND                                      SHARES OF
   SELECTED OTHER INFORMATION                                       COMMON STOCK
CONCERNING NOMINEES AND DIRECTORS                                BENEFICIALLY OWNED
      AND CERTAIN OFFICERS                                         MARCH 29, 1996
- ---------------------------------                                ------------------

         DIRECTORS CONTINUING IN OFFICE WHOSE TERM EXPIRES MAY 28, 1997

GEORGIA S. DERRICO (b) (c)....     Chairman of the Board,               8,162
Director since 1982, Age 51        President and Chief
                                   Executive Officer Southern
                                   Financial Bancorp, Inc.
Ms. Derrico has held the above position for more than the past five years.

WILLIAM D. MATTHEWS (a) (c)...     Chairman of the Board               94,696(1)
Director since 1973, Age 61
Mr. Matthews has held the above position for more than the past five years. (2)

R. QUINTUS ANDERSON (b) (c)...     Chairman of the Board               31,791
Director since 1994, Age 65        The Aarque Companies
Mr. Anderson has held the above position for more than the past five years. He is a director of Cold Metal Products, Inc. and Northwestern Mutual Life Insurance
Company.

         DIRECTORS CONTINUING IN OFFICE WHOSE TERM EXPIRES MAY 27, 1998

WILLIAM F. ALLYN (b) (c)......     President, Welch Allyn, Inc.           550
Director since 1989, Age 60
Mr. Allyn has held the above position for more than the past five years. Mr. Allyn is a director of Niagara Mohawk Power Corporation and ONBANC Corp., Inc., parent of OnBank.

DAVID E. HARDEN (a) (c).......     Chairman of the Board,              36,655
Director since 1977, Age 68        Harden Furniture Co., Inc.
Mr. Harden has held the above position for more than the past five years. Mr.
Harden is a director of Utica Mutual Insurance Co.

WALTER A. STEWART (a).........     Senior Vice President,              36,000(1)
Director since 1978, Age 63        Manufacturing and
                                   Engineering, Tableware
                                   Operations
Mr. Stewart has held the above position for more than the past five years.
- --------
TERRY M. FRENCH...............     President, Camden Wire              35,762(1)
                                   Co., Inc. (3)
Nominees for director and directors and officers as a group....       355,733(1)

Individually none of the above individuals owns more than 1% of the Corporation's Common Stock. The nominees for director and directors and officers as a group own 3%.
- --------
(a) Member of Executive Committee; (b) Member of Audit Committee; (c) Member of Management Development and Executive Compensation Committee (Mr. Matthews is a non-voting ex officio member).

(1) Includes shares which as of March 11, 1995 could be acquired within 60 days upon the exercise of options in the following amounts: W. Matthews--12,645 shares, T. French--23,560, G. Kelsey--21,260, W. Stewart--3,800, P.
    Kallet--18,104; and other officers--44,662.

(2) Mr. Matthews also owns 390 shares of Oneida Ltd. 6% Preferred Stock.

(3) Named executive officer, neither a director nor a nominee.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

  During the past fiscal year, the Board of Directors held ten meetings. All directors attended more than seventy-five percent of the total number of meetings of the Board of Directors and of the standing committees on which they served. Certain members designated in the Election of Directors section attended the following standing committee meetings:

  Audit Committee. During the past fiscal year, the Committee met three times. None of the members of the Committee is an officer or an employee of the Corporation. The Committee reviews and makes recommendations to the Board of Directors with respect to the independent accountants' management letter and reviews the accounting systems and controls of the Corporation on a continuing basis.

  Management Development and Executive Compensation Committee. During the past fiscal year, the Committee met on four occasions. None of the members of the Committee is an officer or an employee of the Corporation except Mr. Matthews who is a non-voting ex officio member of the Committee. The Committee reviews and establishes the salaries of the officers who are compensated at an annual basic rate of $100,000 or more. The Committee also makes recommendations to the Board of Directors with respect to the organization, management and personnel of the Corporation and has responsibility for administering the Corporation's stock option plans, restricted stock awards and incentive compensation plans.

  The Corporation does not have a standing Nominating Committee.

DIRECTORS' COMPENSATION

  Directors who are not employees of the Corporation receive $14,000 on an annual basis for serving as directors of the Corporation. They also receive $1,250 per Board meeting, $750 each for the first two Committee Meetings held on the day of regular Board Meetings, $400 for the third Committee meeting held on the day of regular Meetings and $750 for Special Committee Meetings not held on the day of regular Board Meetings. Committee Chairpersons receive an additional $50 per Committee Meeting.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table shows for the past three fiscal years the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued, to the Corporation's Chief Executive Officer and each of the Corporation's four other most highly compensated officers.

                                                                              LONG TERM COMPENSATION
                                                                           -----------------------------
                                        ANNUAL COMPENSATION                  AWARDS        PAYOUTS
                         ------------------------------------------------- ---------- ------------------
                                                                           RESTRICTED
   NAME AND PRINCIPAL                    CASH       STOCK     OTHER ANNUAL   STOCK    OPTIONS    LTIP       ALL OTHER
        POSITION         YEAR  SALARY  INCENTIVE INCENTIVE/1/ COMPENSATION AWARDS/2/     #    PAYOUTS/3/ COMPENSATION/4/
   ------------------    ---- -------- --------- ------------ ------------ ---------- ------- ---------- ---------------
William D. Matthews      1995 $260,850 $138,370    $92,025          0       $46,124        0      $0         $ 3,930
 Chairman & CEO          1994  253,256  124,880          0          0        30,707   10,000       0         $ 7,922
                         1993  236,469   72,650     32,298          0        24,217   10,000       0          11,742
Gary L. Moreau           1995  221,450  202,746          0          0             0        0       0           3,267
 Pres. & COO             1994  215,538  119,850          0          0        30,707   10,000       0           6,524
                         1993  201,250   72,650     27,482          0        24,217   10,000       0           9,729
Glenn B. Kelsey          1995  157,500   77,223          0          0             0        0       0           3,052
 Executive Vice          1994  145,833   56,127          0          0             0    7,000       0           5,892
 President and           1993  133,083   53,253          0          0             0    6,000       0           6,600
 Chief Financial Officer
Walter A. Stewart        1995  145,367   68,123          0          0             0        0       0           5,670
 Sr. VP Manufacturing,   1994  141,058   45,394          0          0             0    5,000       0          11,084
 Tableware Operations    1993  134,558   40,727          0          0             0    5,000       0          13,078
Terry M. French          1995  173,433   30,713          0          0             0        0       0           3,169
 President,              1994  168,417   38,277          0          0             0    6,000       0           3,854
 Camden Wire Co., Inc.   1993  160,667   23,598          0          0             0    5,000       0           2,975

- --------
(1) Mr. Matthews was awarded 6,135 shares of stock for 1995, and Messrs. Matthews and Moreau were awarded 2,307 shares and 1,963 shares respectively for 1993 pursuant to the incentive plan based on three-year performance of the Corporation's Common Stock, as described below on page 9; shares are valued at the market price on the date of allocation.

(2) Mr. Matthews was awarded 2,993 shares for 1995, and Messrs. Matthews and Moreau each were awarded 2,174 shares of Common Stock for 1994 and 1,900 shares for 1993, based on the Corporation's performance, pursuant to the incentive plan for the chief executive and chief operating officers, which is described below at pages 9-10.

(3) LTIP: Long-term Incentive Payments.

(4) This category includes (i) allocations of shares to the Employee Stock Ownership Plan as follows: for 1995, W. Matthews--258; G. Moreau--182; G. Kelsey--194; and W. Stewart--368; for 1994, W. Matthews--552, G. Moreau-- 453, G. Kelsey--415, W. Stewart--795; for 1993, W. Matthews--909, G.
    Moreau--746, G. Kelsey--508, and W. Stewart--999; shares are valued at the market price on the dates of allocations; (ii) contributions to the Camden Wire Co., Inc. Employees' Savings and Profit Sharing Income Plan on behalf of Mr. French; and (iii) the Corporation's matching contribution to the executives' 401(k) savings plans: in 1995 and 1994, the Corporation's contribution was $125 for Messrs. Matthews, Moreau and Kelsey and in 1994, Mr. French received a matching contribution of $200.

STOCK OPTIONS

  No options were granted under the Corporation's 1987 Stock Option Plan during the past fiscal year.

  The following table sets forth information with respect to the named executives concerning the exercise of options during the past fiscal year and unexercised options held at the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN PAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                                   VALUE OF
                                                   NUMBER OF     UNEXERCISED
                                                  UNEXERCISED    IN-THE-MONEY
                                                  OPTIONS AT      OPTIONS AT
                                                   FY-END(#)      FY-END($)
                                                 ------------- ----------------
                           SHARES
                         ACQUIRED ON    VALUE    EXERCISABLE/    EXERCISABLE/
      NAME               EXERCISE(#) REALIZED($) UNEXERCISABLE  UNEXERCISABLE
      ----               ----------- ----------- ------------- ----------------
      W. Matthews.......   10,990      $48,246   12,645/14,000 $151,635/198,386
      G. Moreau.........   35,460       93,320    4,000/13,400   40,750/182,825
      G. Kelsey.........   14,400       70,650    21,260/9,200  303,880/119,950
      W. Stewart........    4,000       19,125     3,800/7,000    41,375/95,500
      T. French.........    3,600       13,650    23,560/8,400  323,430/114,600

PENSION PLAN TABLE

  The following table shows estimated annual retirement benefits payable at age 65 under the Corporation's qualified defined benefit plan.

      FINAL AVERAGE
     ANNUAL EARNINGS                         10 YEARS 20 YEARS 30 YEARS 40 YEARS
     ---------------                         -------- -------- -------- --------
     $100,000............................... $ 8,984  $17,896  $ 26,845 $ 35,793
      120,000...............................  10,848   21,696    32,544   43,392
      150,000...............................  13,698   27,396    41,094   54,792
      200,000...............................  18,447   36,895    55,342   73,790
      300,000...............................  27,948   55,896    83,844  111,792
      400,000...............................  37,448   74,896   112,345  149,793

  Compensation covered by the plan includes salary and cash incentives reported in the Summary Compensation Table. The normal retirement benefit at age 65 is based on years of service and the average monthly earnings during the three highest paid consecutive calendar years of the ten years of employment preceding retirement. Years of service for the purpose of determining benefits for the named executives are W. Matthews--26 years, G. Moreau--18 years, W. Stewart--45 years, G. Kelsey--15 years.

  These named executives also participate in the Oneida Ltd. Employee Stock Ownership Plan, a defined contribution plan. Allocations for the past fiscal year are reported in the Summary Compensation Table.

  Benefits are limited to the extent required by provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974.

  Mr. French's retirement benefits are provided by Camden Wire Co., Inc.'s Employees' Savings and Profit Sharing Income Plan. Camden Wire contributions on his behalf are reported in the Summary Compensation Table.

  In addition to the retirement benefits described above, the Corporation maintains a Supplemental Retirement Plan for senior officers. To date, Messrs. Matthews and Stewart have been designated to participate. The Supplemental Plan guarantees an annual retirement allowance upon retirement at age 65 equalling 50% of the participant's average annual final compensation (as defined), with declining percentages down to 40% at age 55. These benefits are offset by the participating officer's other retirement benefits.

CHANGE IN CONTROL AGREEMENTS

  The Corporation has entered into agreements with Messrs. Matthews and Stewart dated October 1, 1982 which will become effective for a limited period if there is a change in Control of the Corporation (as defined below). In such event, certain additional benefits are payable (see below) if the officer is terminated after a Change in Control (i) by the Corporation or its successor, other than for cause or retirement, or (ii) by the officer if he determines that he has suffered a material diminution in his position or that he is unable to carry out the responsibilities of the position he held immediately prior to the Change in Control.

  The agreements, in general, provide that in the event of a Change in Control, the officer will be entitled to continuation of salary, bonus or incentive compensation and participation in benefit plans at the same rate which applied to him in the fiscal year in which the Change in Control occurred. In the event the officer is terminated, for certain reasons described above, following a Change in Control, he will receive monthly payments equal to the highest monthly rate of base salary paid to him during his term of employment with the Corporation plus any applicable bonus or incentive compensation due him as determined using the same basis and formula as in the fiscal year prior to a Change in Control in which a bonus was paid. In addition to these payments, the officer shall be entitled to participate and be included in any pension or retirement plan, stock option plan, employee welfare benefit plan or executive benefit plan in existence on the date of the Change in Control. The agreements will terminate five years after the date of any Change in Control.

  The agreements define a Change in Control as a change in control of a nature that would be required to be reported or disclosed by the Corporation in response to the requirements of the rules and regulations of the Securities and Exchange Commission as in effect on September 1, 1982; provided that such a Change in Control will have occurred if and when (i) any person becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities, or (ii) there is a change in the composition of the Board of Directors during any consecutive twenty-four month period beginning after September 1, 1982, such that the directors for whom the officer shall have voted cease to constitute a majority of the Board.

  The Corporation has entered into agreement with other executive officers as follows: with Messrs. French, Kelsey, Moreau and two other executive officers dated, July 26, 1989; with one other executive officer dated March 29, 1995; and with two other executive officers dated February 28, 1996. The agreements, in general, provide that in the event the officer's employment is terminated as a result of a Change in Control, the officer will be entitled to a severance payment equal to 2.99 times his average annual compensation (as defined), health insurance for three years following termination and a supplemental pension benefit.

  These agreements define a "Change in Control" as an event where (A) any "person," such as term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; (B) during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (A), (C) or (D) of this Section) whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (C) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 20% of the combined voting power of the Corporation's then outstanding securities; or (D) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

  In 1989 the Board of Directors also approved an Employee Security Plan which provides severance benefits for all eligible employees of the Corporation who lose their jobs in the event of a Change in Control. Employees are eligible for these benefits if they have one year or more of service. Executive officers who are parties to the agreements described above are not eligible for the Employee Security Plan benefits.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

  Decisions on compensation of the Corporation's executives generally are made by the Management Development and Executive Compensation Committee of the Board of Directors ("Compensation Committee"). This committee consists of the seven non-employee directors of the corporation. Mr. Matthews, as Chairman of the Board and Chief Executive Officer, sits on the committee as well, but as a non-voting, ex officio member.

  This Compensation Committee report provides the policies and philosophy underlying decisions regarding executive compensation for 1995 and how they affected Mr. Matthews, in particular, and in general Messrs. Moreau, Stewart, Kelsey and French--the four executive officers other than Mr. Matthews who for 1995 were the Corporation's most highly paid executives.

ONEIDA'S EXECUTIVE COMPENSATION POLICIES

  Oneida's executive compensation programs are designed to retain and reward executives who are capable of leading the Corporation to achieve its business objectives in an industrial and market environment characterized by growth, complexity, competition and change.

  Increasingly, compensation is provided in the form of cash or stock-based incentive plans intended to integrate pay with the Corporation's annual and long-term performance goals, recognizing both individual initiative and achievements as well as contributions toward overall divisional and corporate performance.

  Executive officers other than the named senior executives are eligible for selection as participants in the corporation's executive incentive plans. Moreover, all employees of the Corporation's Oneida Silversmiths Division and Camden Wire Co., Inc. subsidiary participate in an annual profit sharing plan based on the performance of their business unit. However, these employees typically receive a larger percentage of their compensation in salary than do senior executives.

  As a result of the emphasis on tying executive compensation to business performance, compensation may fluctuate from year to year. Historically, in successful years, a substantial portion of senior executives' total compensation was earned through incentives. In less profitable years, no incentive compensation is paid.

  Annual compensation for Oneida's senior management consists of three elements:

    1.Salary -- In general, salaries are influenced by compensation paid executives of corporations with similar revenues and scopes of operation. Within that framework, individual salaries reflect personal contribution and performance as well as experience and years of service. In evaluating an executive's personal contribution and performance, the Corporation considers the individual's contribution to the overall performance of the Corporation or division; effectiveness in budget management; performance in assigned special projects; and managerial ability.

    2.Annual Cash Incentive -- These annual incentive payments are tied directly to corporate or business unit performance:

      a.Corporate -- For senior executives with corporate responsibilities, their incentive measurements for 1995 were Return on Equity and Income before Taxes. These two factors reflect the Corporation's relative emphasis on return and growth;

      b.Other -- For senior executives whose responsibilities are limited to a division or subsidiary, incentives are based on their business unit's operating income and cash flow.

    3.Stock Awards and Options -- The Corporation believes its senior executives should have a greater equity interest in the Corporation as a way of aligning their interests with those of shareholders. Long-term incentive programs have been designed with this interest in mind:

      a.Stock option grants -- These provide an incentive that focuses executives' attention on managing the Corporation from the perspective of an owner with an equity stake in the business. Because the option price is the fair market value of a share at the time of the grant, stock options are tied to the future performance of stock and will provide value to the recipient only when the price of stock rises above the option grant price;

      b.Restricted stock awards -- The Corporation's plan is intended to promote the growth and profitability of the Corporation by providing long-term equity rewards to key employees who are expected to have a significant impact on the performance of the Corporation. These awards provide a long-term focus since, in general, the stock is restricted from being sold, transferred or assigned and is forfeitable until it vests.

THE CHIEF EXECUTIVE'S 1995 COMPENSATION

  SEC regulations require the Compensation Committee to discuss its bases for decisions affecting Mr. Matthews' 1995 compensation in relation to the Corporation's performance during the past fiscal year.

  The Compensation Committee's general approach in setting Mr. Matthews' annual compensation seeks to reflect compensation levels of other companies with similar revenues and scopes of operation, but to provide a large percentage of his target compensation based on objective long-term performance criteria. This provides an incentive to work toward clearly defined long-term goals while providing stability by giving Mr. Matthews some certainty in the level of his compensation through the non-performance based elements.

  Historically, Mr. Matthews' compensation has been below the average levels of comparable companies. In recent years, the Compensation Committee took steps to bring the chief executive's salary, as well as that of the chief operating officer, more in line with their peers in other companies through the adoption of two performance-based incentive programs--one based on the long-term performance of the Corporation's stock and the other based on corporate performance during the previous year.

  In the stock performance-based plan, payouts are determined by the average annual growth in earnings per share of the Corporation's Common Stock over the prior three-year period. In years when the performance goals are met, the CEO and COO may elect to receive their award in cash or stock or a combination of both. A stock selection is encouraged by setting the election price at 80 percent of the average Common Stock prices on the last day of each of the preceding four fiscal quarters.

  Mr. Matthews' 1995 incentive under this plan was based on achieving 144 percent of the plan's performance goals.

  The remainder of Mr. Matthews' performance-based compensation for 1995 derived from the plan for the chief executive officer and the chief operating officer which provides for annual cash incentives as well as restricted stock awards based on corporate performance during the preceding fiscal year. The features of this plan are:

    1.Payouts are based on a formula of 50 percent Return on Equity and 50 percent Income before Taxes, reflecting the Corporation's present relative emphasis on return and growth;

    2.The plan incorporates base or platform performance objectives which must be met before any payments are made. These performance objectives are set for a two-year period. They are based on goals for good performance, rather than levels which happen to be attainable in a given year;

    3.In years when performance goals are met, in addition to their cash incentive, the CEO and COO will be considered for restricted stock awards. The value of the stock award will be one-third of the profit sharing payout, with the number of shares determined by market price.

  Mr. Matthews' cash and stock incentives under this plan were based on achieving 161 percent of the plan's target amount.

  In 1995, the chief executive's salary reflects an increase of less than 3 percent in comparison with the preceding year. The chief executive's overall compensation for 1995, however, reflects the awards provided in his performance-based incentives. As such, it is directly related to the Corporation's performance during the past fiscal year in which the Corporation posted a 31 percent gain in per share earnings, as well as the longer term appreciation of the Corporation's stock.

  Mr. Matthews, with other Corporation executives, participates in the stock option program discussed above.

  During the past fiscal year, Mr. Matthews exercised stock options granted him in 1987, 1988, 1989, 1990, 1991, 1993 and 1994. The options had an exercise price equal to the market price of the Corporation's stock on the date the options were granted and vested on the basis of Mr. Matthews' continued employment with the Corporation. Thus, the amount realized by Mr. Matthews upon exercise of the options resulted directly from appreciation in the Corporation's stock price during the period.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

David E. Harden, Chairman
Robert F. Allen
William F. Allyn
R. Quintus Anderson
Georgia S. Derrico
Edward W. Duffy
Raymond T. Schuler
William D. Matthews, ex officio

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Matthews, the Corporation's chief executive officer, sits on the Compensation Committee as a non-voting, ex officio member. He does not participate in discussions of matters which directly affect his compensation.

                      1992-1996 STOCKHOLDERS' RETURN GRAPH

  The following line graph compares the cumulative total shareholder return of the Corporation's Common Stock with the returns for the Standard & Poor's 500 Stock Index ("S&P 500") and a "Peer Group" of companies for the period covering the corporation's last five fiscal years. Proxy statement disclosure rules adopted by the Securities and Exchange Commission require such a total shareholder return comparison using both a broad-based stock price index and a line-of-business comparator group. The Peer Group meets this later requirement and it is comprised of two component sets of metals companies and housewares companies, all of which had a market capitalization of less than $500 million at the start of each of the fiscal years covered by the graph. The Corporation's average start-of-the-year market capitalization for this period was $94 million. The Peer Group is weighted to reflect the approximate division of assets, revenues and earnings between the Corporation's consumer and food service operations and industrial operations over the past five years. Accordingly, the housewares component is weighted 75%, and the metals component 25%.

  The housewares component of the Peer Group is comprised of the following lower market capitalization companies included in the Investor's Business Daily "Housewares" stock price index: Decora Industries, Ekco Group, General Housewares, Libbey, Lifetime Hoan, Mikasa and Selfix. The metals component is comprised of the following lower market capitalization companies classified by Moody's under "Metal Products" and by Value Line under "Metal Fabricating Industry": Allied Products, Amcast Industrial, Ampco-Pittsburgh, Commercial Metals, Fansteel, Handy & Harman, Kuhlman, Lawson Products, Oregon Metallurgical, SPS Technologies, and Transtechnology.

  The return values set forth below and plotted on the graph are based on an initial investment of $100 on January 31, 1991, in the Corporation's Common Stock, in the S&P 500 and the Peer Group, with all dividends treated as reinvested and each component company weighted by its start-of-year market capitalization.


         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG ONEIDA,
              S&P 500 AND METALS/HOUSEWARES PEER GROUP (25%/75%)
              --------------------------------------------------


                         [GRAPH APPEARS HERE]

Measurement period                      S & P 500    METALS/HOUSEWARES
(Fiscal year Covered)    ONEIDA          Index          PEER GROUP
- ---------------------   ---------       ---------    -----------------
Measurement PT -
1991                    $ 100           $ 100             $ 100
FYE 1992                $ 168.7         $ 122.6           $ 198.8
FYE 1993                $ 146.4         $ 135.6           $ 220.4
FYE 1994                $ 173.6         $ 153.0           $ 181.6
FYE 1995                $ 171.6         $ 153.8           $ 175.0
FYE 1996                $ 205.0         $ 213.2           $ 173.1

Note: Assumes an intital investment of $100 on January 31, 1991. Total return includes reinvestment of dividends.

                        APPROVAL OF INDEPENDENT AUDITORS

  The Audit Committee of the Board of Directors has recommended the appointment of Coopers & Lybrand as independent certified public accountants. The Board of Directors of the Corporation has appointed Coopers & Lybrand for the purpose of auditing the Corporation's accounts for the fiscal year ending January 25, 1997 and stockholder approval of such appointment is requested.

  The Board of Directors considers such auditors to be well qualified and recommends a vote FOR the proposal to approve the appointment of Coopers & Lybrand. In the event such appointment is not approved by stockholders, the Board of Directors will appoint other auditors at the earliest feasible time.

  Representatives from Coopers & Lybrand will attend the Annual Meeting with the opportunity to make a statement and to answer questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended to be presented at the 1997 Annual Meeting must be received by the Corporation no later than December 27, 1996, in order to be included in the 1997 Proxy Statement and Proxy relating to that meeting.

                                 OTHER MATTERS

  Other than the foregoing, the Board of Directors knows of no matters which will be presented at the Annual Meeting for action by stockholders. However, if any other matters properly come before the meeting, or any adjournment thereof, it is anticipated that the proxies will be voted according to the best judgment of the persons acting by authorization of the proxies.

  The Annual Report of the Corporation for the fiscal year ended January 27, 1996 including audited financial statements has been mailed to the stockholders.

                                        By Order of the Board of Directors

                                        /s/ Catherine H. Suttmeier

                                           Catherine H. Suttmeier
                                                 Secretary

Oneida, New York
April 26, 1996

PROXY                                                             PROXY

                    ONEIDA LTD.--ANNUAL MEETING MAY 29, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  THE UNDERSIGNED, A HOLDER OF COMMON STOCK OF ONEIDA LTD., HEREBY APPOINTS WILLIAM D. MATTHEWS, WALTER A. STEWART, AND DAVID E. HARDEN, AS PROXIES OF THE UNDERSIGNED WITH FULL POWER OF SUBSTITUTION AND REVOCATION, TO VOTE ALL SHARES OF THE STOCK OF ONEIDA LTD. WHICH THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS OF ONEIDA LTD. TO BE HELD MAY 29, 1996, AND AT ANY ADJOURNMENTS THEREOF, HEREBY REVOKING ANY OTHER PROXY HERETOFORE GIVEN. A MAJORITY OF SAID PROXIES OR THEIR SUBSTITUTES AS SHALL BE PRESENT AND ACTING AT THE SAID MEETING SHALL HAVE AND MAY EXERCISE ALL THE POWERS OF SAID PROXIES HEREUNDER. THE SAID PROXIES ARE INSTRUCTED:


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

     PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

    [                                                                    ]




                                                  VOTE FOR           VOTE
                                            all nominees listed     WITHHELD
                                          below; except vote with-  from all
                                          held from the nominees    nominees.
                                         listed at left (if any).

1. ELECTION of the following nominees              [_]                 [_]
   as directors for the term indicated:
   P. Kallet for a one-year term expiring
   May 28, 1997 and G. Kelsey, W. Pidot, R.
   Schuler and W. Tuck for a three-year
   term expiring May 26, 1999.

                                          For     Against         Abstain

________________________________________  [_]       [_]             [_]

2. TO VOTE on the proposal to approve
   the appointment of Coopers & Lybrand
   as independent auditors;

3. To act in their discretion on such
   other matters as may properly come
   before said meeting or any adjournment
   thereof.


  SHARES WILL BE VOTED AS SPECIFIED AND WHERE NO SPECIFICATION IS MADE THE
  VOTE OF THE UNDERSIGNED WILL BE CAST FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL OUTLINED IN (2).
  Dated _________________________________________________________________, 1996

  ______________________________________________________________________ (L.S.)

  ______________________________________________________________________ (L.S.)

  NOTE: The signature should exactly correspond with the name or names in which the stock is registered as shown at the left. If jointly owned, both signatures are required.

  IMPORTANT: PLEASE SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE
             ACCOMPANYING ENVELOPE.